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                                                               EXHIBIT 23.1





The Board of Directors
First Interstate BancSystem, Inc.:

We consent to incorporation by reference in the registration statement to be filed on Form S-8 of First Interstate BancSystem, Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of First Interstate BancSystem, Inc.

We consent to incorporation by reference in the registration statement to be filed on Form S-8 of First Interstate BancSystem, Inc. of our report dated May 30, 1997, relating to the statements of net assets available for benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem of Montana, Inc. as of December 31, 1996 and 1995 and the related statements of changes in net assets available for employee benefits for the years then ended, which report appears in the December 31, 1996 Form 11-K of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem of Montana, Inc.

We consent to the reference to our firm under the heading "Item 3. Incorporation of Certain Documents by Reference" in the registration statement.

                                   /s/ KPMG Peat Marwick LLP

Billings, Montana
May 18, 1998